Exhibit 4.11

DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock of Trulieve Cannabis Corp. based on the provisions of our Articles. You should refer to our

Articles, which are filed as an exhibit to our most recent Form 10‑K filed with the Securities and Exchange Commission. We encourage you to read our

Articles and applicable provisions of Canadian law for additional information.

General

We are authorized to issue an unlimited number of Subordinate Voting Shares and an unlimited number of Multiple Voting Shares.

Stock Transfer Agent and Registrar

The transfer agent and registrar of the Company’s Subordinate Voting Shares is Odyssey Trust Company located at 835 - 409 Granville Street Vancouver BC V6C 1T2, Canada.

Note Trustee And Warrant Agent

Odyssey Trust Company acts as note trustee and warrant agent in respect of the 2024 Notes (as herein defined under the caption “the Note Warrants”).

Subordinate Voting Shares

Voting Rights. Holders of the Subordinate Voting Shares are entitled to notice of and to attend any meeting of our shareholders, except a meeting of which only holders of another particular class or series of shares shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.

Alteration to Rights of Subordinate Voting Shares. As long as any Subordinate Voting Shares remain outstanding, we may not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any special right attached to the Subordinate Voting Shares. A special resolution means either (a) a resolution approved by two-thirds of the votes cast on the resolution at a properly called meeting of the shareholders, or (b) a resolution approved in writing by all of the shareholders holding shares that carry the right to vote on the matter at a shareholders meeting. Special rights and restrictions of the Subordinate Voting Shares consist of the following special rights and restrictions included in Article 27 of the Articles and summarized herein: (i) Voting, (ii) Alteration to Rights of Subordinate Voting Shares, (iii) Dividends, (iv) Liquidation, Dissolution or Winding-Up, (v) Rights to Subscribe; Pre-Emptive Rights and (vi) Subdivision or Consolidation.

Dividends. Holders of Subordinate Voting Shares are entitled to receive as and when declared by the directors, dividends in cash or our property. No dividend will be declared or paid on the Subordinate Voting Shares unless we simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.

Liquidation, Dissolution or Winding-Up. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding up our affairs, the holders of Subordinate Voting Shares are, subject to the prior rights of the holders of any shares ranking in priority to the Subordinate Voting Shares, entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

Rights to Subscribe; Pre-Emptive Rights. Holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities now or in the future.

Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Super Voting Shares

We have no Super Voting Shares outstanding. All of our outstanding Super Voting Shares automatically converted into Multiple Voting Shares on March 21, 2021 and, following that conversion, we may not issue additional Super Voting Shares.

Multiple Voting Shares

Voting Rights. Holders of Multiple Voting Shares are entitled to notice of and to attend at any meeting of our shareholders, except a meeting of which only holders of another particular class or series of shares have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted (100 votes per Multiple Voting Share based on the current Conversion Ratio).

Alteration to Rights of Multiple Voting Shares. As long as any Multiple Voting Shares remain outstanding, we may not, without the consent of the holders of the Multiple Voting Shares by separate special resolution, prejudice or interfere with any special right attached to the Multiple Voting Shares. In connection with the exercise of the voting rights relating to any proposed alteration of rights, each holder of Multiple Voting Shares has one vote in respect of each Multiple Voting Share held. A special resolution means either (a) a resolution approved by two-thirds of the votes cast on the resolution at a properly called meeting of the shareholders, or (b) a resolution approved in writing by all of the shareholders holding shares that carry the right to vote on the matter at a shareholders meeting. Special rights and restrictions of the Multiple Voting Shares consist of the following special rights and restrictions included in Article 29 of the Articles and summarized herein: (i) Voting, (ii) Alteration to Rights of Multiple Voting Shares, (iii) Dividends, (iv) Liquidation, Dissolution or Winding-Up, (v) Rights to Subscribe; Pre-Emptive Rights and (vi) Conversion.

Dividends. Holders of Multiple Voting Shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend may be declared or paid on the Multiple Voting Shares unless we simultaneously declare or pay, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares.

Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of Trulieve, whether voluntary or involuntary, or in the event of any other distribution of our assets among our shareholders for the purpose of winding up our affairs, holders of Multiple Voting Shares, subject to the prior rights of the holders of any shares ranking in priority to the Multiple Voting Shares, are entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis) and Subordinate Voting Shares.

Rights to Subscribe; Pre-Emptive Rights. Holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities now or in the future.

Conversion. Subject to the Conversion Restrictions described below, holders of Multiple Voting Shares Holders have the following conversion rights:

(i)
Right to Convert. Each Multiple Voting Share is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for Multiple Voting Shares is 100 Subordinate Voting Shares for each Multiple Voting Share, subject to adjustment as described below.

(ii)
Conversion Limitations. The Company is to use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Exchange Act. Accordingly, the Company shall not affect any conversion of Multiple Voting Shares, and holders of Multiple Voting Shares may not convert any portion of the Multiple Voting Shares to the extent that after giving effect to all permitted issuances after such conversions of Multiple Voting Shares, the aggregate number of Subordinate Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by U.S. Residents would exceed 40% (the “40% Threshold”) of the aggregate number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions (the “FPI Protective Restriction”); provided the board of directors may, by resolution, increase the 40% Threshold to an amount not to exceed 50%. We previously ceased to qualify as a foreign private issuer when the aggregate number of Subordinate Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by U.S. Residents exceeded 50% of the aggregate number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding. Because the 40% Threshold has been exceeded and the Company ceased to qualify as a foreign private issuer, the Company’s board of directors adopted a resolution in June 2020 permitting Multiple Voting Shares to convert into Subordinate Voting Shares at the election of each holder of Multiple Voting Shares.

(iii)
Mandatory Conversion. We may require each holder of Multiple Voting Shares to convert all, and not less than all, the Multiple Voting Shares at the applicable Conversion Ratio if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares):

(A)
the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the United States Securities Act of 1933, as amended;
(B)
the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and
(C)
the Subordinate Voting Shares are listed or quoted (and are not suspended from trading) on a recognized North American stock exchange or by way of reverse takeover transaction on the Toronto Stock Exchange, the TSX Venture Exchange, the CSE or Aequitas NEO Exchange (or any other stock exchange recognized as such by the Ontario Securities Commission).

Because we are not registering for resale the Subordinate Voting Shares issuable upon conversion of all of the Multiple Voting Shares, we do not currently plan to require each holder of Multiple Voting Shares to convert their Multiple Voting Shares into Subordinate Voting Shares. Following any mandatory conversion of the Multiple Voting Shares, there will be a substantial increase in the number of outstanding Subordinated Voting Shares, which will result in dilution to existing holders of our Subordinated Voting Shares.

(iv)
Anti-Dilution. The Multiple Voting Shares are subject to standard anti-dilution adjustments in the event the Company declares a distribution to holders of Subordinate Voting Shares, effects a recapitalization of the Subordinate Voting Shares, issues Subordinate Voting Shares as a dividend or other distribution on outstanding Subordinate Voting Shares, or subdivides or consolidates the outstanding Subordinate Voting Shares. In the event such an anti-dilution adjustment occurs, it shall be effected by adjusting the Conversion Ratio applicable to the Multiple Voting Shares at such time. As a result, holders of Multiple Voting Shares shall be entitled to (i) a proportionate share of any distribution as though they were holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible as of the record date fixed for determination of the holders of Subordinate Voting Shares entitled to receive such distribution and (ii) receive, upon conversion of Multiple Voting Shares, the number of Subordinate Voting Shares or other securities or property of the Company or otherwise, to which a holder of Subordinate Voting Shares deliverable upon conversion would have been entitled in connection with a recapitalization or stock split.

(v)
No Fractional Shares and Certificate as to Adjustments. No fractional Subordinate Voting Shares shall be issued upon the conversion of any share or shares of Multiple Voting Shares and the number of Subordinate Voting Shares to be issued shall be rounded up to the nearest whole Subordinate Voting Share.

Note Warrants

We issued warrants to purchase an aggregate of 1,470,000 Subordinate Voting Shares, which we refer to as the June Warrants, on June 18, 2019 and warrants to purchase an aggregate of 1,560,000 Subordinate Voting Shares, which we refer to as the November Warrants and together with the June Warrants as the Note Warrants, on November 7, 2019. The November Warrants form of single class with, trade under the same

CUSIP number as, and have the same terms as the June Warrants. The Note Warrants are governed by a warrant indenture dated June 18, 2019, as supplemented pursuant to a supplement dated November 7, 2019, and which we refer to, as so supplemented, as the Warrant Indenture,) between us and Odyssey Trust Company, or the Warrant Agent, as warrant agent thereunder. Each Warrant entitles the holder thereof to purchase one Subordinate Voting Share at an exercise price of C$17.25 per share at any time prior to 5:00 p.m. (Vancouver time) on June 18, 2022, subject to adjustment in certain events.

The Warrant Indenture provides that the share ratio and exercise price of the Note Warrants will be subject to adjustment in the event of a subdivision or consolidation of the Subordinate Voting Shares. The Warrant Indenture also provides that if there is (a) a reclassification or change of the Subordinate Voting Shares, (b) any consolidation, amalgamation, arrangement or other business combination resulting in any reclassification, or change of the Subordinate Voting Shares into other shares, or (c) any sale, lease, exchange or transfer our assets as an entity or substantially as an entirety to another entity, then each Warrantholder which is thereafter exercised shall receive, in lieu of Subordinate Voting Shares, the kind and number or amount of other securities or property which such holder would have been entitled to receive as a result of such event if such holder had exercised the Note Warrants prior to the event. No adjustment in the exercise price or the number of Warrant Shares issuable upon the exercise of the Note Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would result in a change of at least 1% in the exercise price or a change in the number of Warrant Shares issuable upon exercise by at least one one-hundredth of a Warrant Share, as the case may be.

No fractional Subordinate Voting Shares will be issuable upon the exercise of any Note Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Warrantholders do not have any voting or pre-emptive rights or any other rights which a holder of Subordinate Voting Shares would have.

The Warrant Indenture provides that, from time to time, we may amend or supplement the Warrant Indenture for certain purposes, without the consent of the Warrantholders, including curing defects or inconsistencies or making any change that does not prejudice the rights of any holder. Any amendment or supplement to the Warrant Indenture that would prejudice the interests of the Warrantholders may only be made by “extraordinary resolution”, which is defined in the Warrant Indenture as a resolution either: (i) passed at a meeting of the Warrantholder at which there are Warrantholders present in person or represented by proxy representing of at least 10% of the aggregate number of the then outstanding Warrants (unless such meeting is adjourned to a prescribed later date due to the lack of quorum) and passed by the affirmative vote of the Warrantholders present in person or by proxy shall form a quorum) and passed by the affirmative vote of the Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution; or (ii) adopted by an instrument in writing signed by the Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Note Warrants.

Registration Rights

In connection with the closing of our acquisition of PurePenn on November 12, 2020, we entered into registration rights agreements with certain of our Selling Shareholders pursuant to which we agreed to register for resale the Subordinate Voting Shares issued to such Selling Shareholders at the closing of the acquisition. All of the Subordinate Voting Shares covered under the PurePenn agreements (other than any Subordinate Voting Shares issuable upon achievement of the earnouts, if any) have been included in this registration statement. We paid the expenses incurred in connection with the filing of this registration statement.

In connection with our acquisition of certain assets from each of Patient Centric of Martha’s Vineyard Ltd., or PCMV, and Nature’s Remedy of Massachusetts, Inc., or Nature’s Remedy, we agreed to register the Subordinate Voting Shares issued to PCMV and Nature’s Remedy at the closing of the acquisitions. We expect the file one or more resale registration statements to register the Subordinate Voting Shares to be issued to PCMV and Nature’s Remedy. In each case, we will bear the expenses incurred in connection with the filing of any such registration statement.

In connection with the closing of our acquisition of Anna Holdings LLC, which does business as Keystone Shops, on July 7, 2021, we entered into a registration rights agreement pursuant to which we agreed to register for resale the Subordinate Voting Shares issued to the sellers of Keystone Shops. We expect the file one or more resale registration statements to register the Subordinate Voting Shares issued to the sellers of Keystone Shops and we will bear the expenses incurred in connection with the filing of any such registration statement.

Lock-up Agreements

In connection with the closing of our acquisitions of PurePenn and Solevo Wellness on November 12, 2020, we entered into lock-up agreements with the Selling Shareholders who participated in those transactions. Such lock-up agreements restrict the sale of the Subordinate Voting Shares that we issued in connection with the closing of such acquisitions by those parties for periods of six, twelve and eighteen months, in each case with respect to one third of the Subordinate Voting Shares issued to the Selling Shareholders.

2024 Notes

We issued US$70,000,000 aggregate principal amount of senior secured notes, which we refer to as the June Notes, on June 18, 2019 and US$60,000,000 aggregate principal amount of senior secured notes, which we refer to as the November Notes, on November 7, 2019. The June Notes and the November Notes, which we refer to collectively as the 2024 Notes, form a single series, trade under the same CUSIP number and have the same terms as to status, redemption or otherwise. The 2024 Notes were issued pursuant to the terms and conditions of the note indenture, or the Note Indenture, dated June 18, 2019, between us and Odyssey Trust Company or the Trustee, as trustee thereunder. The 2024 Notes bear interest at the rate of 9.75% per annum, payable semi-annually, in equal instalments, in arrears on June 18 and December 18 of each year, commencing on December 18, 2019. The 2024 Notes are irrevocably and unconditionally guaranteed by Trulieve US and will mature on June 18, 2024. The 2024 Notes rank senior in right of payment to all of our existing and future Subordinated Indebtedness (as such term is defined in the Note Indenture). The 2024 Notes are subordinated in right of payment only to any Indebtedness that ranks senior to the 2024 Notes by operation of law. The 2024 Notes are secured by a general security interest in our assets (other than the shares of our unrestricted subsidiaries which currently consist of all subsidiaries other than Trulieve US) and a pledge of the shares of our restricted subsidiaries (which currently consists only of Trulieve US). The holders of the 2024 Notes also have a lien over the assets of the restricted subsidiaries (which currently consists only of Trulieve US) in certain instances that will rank pari passu with any future liens, other than certain permitted liens.

At any time and from time to time prior to June 18, 2021, we may redeem all or a part of the 2024 Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the 2024 Notes redeemed, plus the Applicable Premium and accrued and unpaid interest, if any, as of the applicable date of redemption (subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date). The Applicable Premium means, with respect to any 2024 Note on any redemption date, the greater of: (a) 1.0% of the principal of the 2024 Note that is to be prepaid pursuant to an optional redemption; and (b) the excess of: (i) the discounted value at such redemption date of the remaining scheduled payments of the 2024 Note; over (ii) the principal of the 2024 Note that is to be prepaid pursuant to an optional redemption. At any time prior to June 18, 2021, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the 2024 Notes upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that: (i) 2024 Notes in an aggregate principal amount equal to at least 65% of the aggregate principal amount of the 2024 Notes issued under the Note Indenture remain outstanding immediately after the occurrence of such redemption (excluding 2024 Notes held by us or our affiliates, and (ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering. An Equity Offering is defined to include (i) a public or private offer and sale of our capital stock (other than (a) capital stock made to any subsidiary, (b) disqualified stock or (c) equity securities issuable under any employee benefit plan) to any person (other than a subsidiary) or (ii) a contribution to our equity capital by any person (other than a subsidiary).

If a Change of Control occurs, we will be required to make an offer to each holder of the 2024 Notes to repurchase all or any part (equal to $1,000 and integral multiples of $1,000 in excess thereof) of that holder’s 2024 Notes pursuant to an offer, which we refer to as a Change of Control Offer. A Change of Control is defined to include the occurrence of one of the following events: (a) the sale, lease, exchange or other transfer of all or substantially all of our and our restricted subsidiaries’ assets, taken as a whole; (b) any person or group of persons, acting jointly or in concert, is or becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock; or (c) the adoption of a plan relating to our liquidation or dissolution. No later than 30 days following a Change of Control, we (or a third party in lieu of us) are required to mail to each 2024 Note holder the Change of Control Offer consisting of a notice describing the transaction or transactions that constitute the Change of Control, an offer to repurchase the 2024 Notes on the repurchase date specified in such notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed, and a description of the procedures that 2024 Note holders must follow in order to tender 2024 Notes (or portions thereof) for payment and to withdraw an election to tender 2024 Notes (or portion thereof) for payment. A Change of Control Offer by us, or by any third party making a Change of Control Offer in lieu of us, may be made in advance of a Change of Control, conditional upon such Change of Control if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. In the Change of Control Offer, we will offer payment in cash equal to not less than 101% of the aggregate principal amount of 2024 Notes repurchased plus accrued and unpaid interest to the date of repurchase, which date will be no earlier than the date of such Change of Control. If holders of not less than 90% in aggregate principal amount of the outstanding 2024 Notes validly tender and do not withdraw such 2024 Notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, purchases all of the 2024 Notes validly tendered and not withdrawn by such holders, we or such third party, as the case may be, will have the right, upon not less than 10 nor more than 60 days’ prior notice, to redeem or purchase, as applicable, all 2024 Notes that remain outstanding following such purchase at a redemption price or purchase price, as the case may be, in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

2026 Notes

We issued US$350,000,000 aggregate principal amount of senior secured notes on October 6, 2021 (the “2026 Notes”). The 2026 Notes were issued pursuant to the Note Indenture, as supplemented by a supplemental indenture to the Note Indenture dated as of October 6, 2021 (the “Indenture”) between us and the Trustee. The 2026 Notes bear interest at a rate of 8% per annum, payable semi-annually, in arrears on April 6 and October 6 of each year, commencing on April 6, 2022. The 2026 Notes are irrevocably and unconditionally guaranteed, jointly and severally, by Trulieve US and will mature on October 6, 2026. The 2026 Notes will rank pari passu with the 2024 Notes and senior to all of our existing and future unsecured indebtedness. The 2026 Notes are subordinated in right of payment only to any indebtedness that ranks senior to the 2026 Notes by operation of law. The 2026 Notes are secured by a general security agreement over our assets (other than the shares of our unrestricted subsidiaries and a pledge of the shares of certain of our restricted subsidiaries. Holders of 2026 Notes will be entitled to a lien over the assets of the restricted subsidiaries in certain instances that will rank pari passu with any future liens, other than certain permitted liens.

At any time and from time to time prior to October 6, 2023, we may redeem all or a part of the 2026 Notes, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus the applicable premium and accrued and unpaid interest on the outstanding principal amount of each 2026 Note called for redemption to the date of redemption. At any time prior to October 6, 2021, we may redeem up to 35% of the aggregate principal amount of the 2026 Notes from the proceeds of a concurrent equity issuance at a redemption price of 108% plus accrued and unpaid interest to the date of redemption. If a change of control occurs, each 2026 Note holder will have the right to require us to purchase all or a portion of such holder’s 2026 Notes at a purchase price in cash equal to 101% of the principal amount of such 2026 Notes plus accrued and unpaid interest, if any, to the date of purchase.

Provisions of British Columbia Law Governing Business Combinations

All provinces of Canada have adopted National Instrument 62-104 entitled “Take-Over Bids and Issuer Bids” and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally, or NI 62-104.

The Canadian Securities Administrators, or CSA, have also issued National Policy 62-203 entitled “Take-Over Bids and Issuer Bids,” or the National Policy, which contains regulatory guidance on the interpretation and application of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies. Unlike some regimes where the take-over bid rules are primarily policy-driven, in Canada the regulatory framework for take-over bids is primarily rules-based, which rules are supported by policy.

A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in such province, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, or any other person acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of”, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release.

In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. Any material change in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% of more of the outstanding securities of the class.

Related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs.

Other Important Provisions in our Articles

The following is a summary of certain important provisions of our articles of incorporation. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to our articles. For further information, please refer to the full version of our articles which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Objects and Purposes of the Company

Our articles do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our articles of incorporation on the business that we may carry on.

General Borrowing Power

Pursuant to our articles, our board of directors may: (i) borrow money in the manner and amount, on the security, from the sources, and on the terms and conditions that our directors consider appropriate; (ii) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of our company or any other person and at such discounts or premiums and on such other terms as our directors consider appropriate; (iii) guarantee the repayment of money by any other person or the performance of any other obligation by any other person; and (iv) mortgage, charge, whether by way of a specific or floating charge, rant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of our company.

Advance Notice Provisions

Pursuant to section 26.1 of our articles 3 relating to the advance notice of nominations of directors, which we refer to as the Advance Notice Provisions, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the Business Corporations Act (British Columbia), must provide timely written notice to our Corporate Secretary. To be timely, a shareholder’s notice must be received (i) in the case of an annual meeting of shareholders, not less than 35 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. The Advance Notice Provisions also prescribes the proper written form for a shareholder’s notice.

Share Rights

See the discussion above regarding the rights attached to our super voting shares, multiple voting shares and subordinate voting shares.

Quorum

Under our articles, the quorum for the transaction of business at a meeting of our board of directors is a majority of the number of directors or the minimum number of directors required by our articles of incorporation or by a resolution of the shareholders. Under our articles, the quorum for the transaction of business at a meeting of our shareholders is two persons who are, or who represent by proxy, shareholders entitled to vote at the meeting, who hold in the aggregate, at least 5% of our issued shares entitled to vote at such meeting.

Impediments to Change of Control

Our articles of incorporation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Ownership and Exchange Controls

Limitations on the ability to acquire and hold our shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition, or the Commissioner. Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in our company, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Limitation of Liability and Indemnification

We are subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia).

Under Section 160 of the Business Corporations Act (British Columbia), we may, subject to Section 163 of the Business Corporations Act (British

Columbia):

(a)
indemnify an individual who:

(i)
is or was a director or officer of our company,

(ii)
is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of our company; or

(B) at our request, or

(iii)
at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)
after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)
“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)
“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,
(iii)
“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)
“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Business Corporations Act (British Columbia), and subject to Section 163 of the Business Corporations Act (British Columbia), we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Business Corporations Act (British Columbia), and subject to Section 163 of the Business Corporations Act (British Columbia), we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Business Corporations Act (British Columbia), the eligible party will repay the amounts advanced.

Under Section 163 of the Business Corporations Act (British Columbia), we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Business Corporations Act (British Columbia), as the case may be, if any of the following circumstances apply:

(a)
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or Articles;

(b)
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or Articles;

(c)
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

(d)
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party under Section 160(a) of the Business Corporations Act (British Columbia) against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Business Corporations Act (British Columbia), as the case may be, in respect of the proceeding.

Under Section 164 of the Business Corporations Act (British Columbia), and despite any other provision of Part 5, Division 5 of the Business Corporations Act (British Columbia) and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Business Corporations Act (British Columbia), on application of our company or an eligible party, the court may do one or more of the following:

(a)
order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)
order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)
order the enforcement of, or any payment under, an agreement of indemnification entered into by us;
(d)
order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Business Corporations Act (British Columbia); or

(e)
make any other order the court considers appropriate.

Section 165 of the Business Corporations Act (British Columbia) provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Pursuant to Article 20 of our articles relating to indemnification, subject to the Business Corporations Act (British Columbia), we must indemnify an individual, whom our articles refer to as an “eligible party”, and such eligible party’s heirs and legal personal representatives, against all judgements, penalties or fines awarded or imposed in, or an amount paid in settlement of, a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of our company is or may be joined as a party, or is or may be liable in respect of a judgement, penalty or fine in, or expenses related to, the proceeding. Our articles define the term “eligible party” to mean an individual who (i) is or was a director or officer of our company, (ii) is or was a director or officer of another corporation, (A) at a time when that other corporation is or was an affiliate of our company or, (B) at the request of our company, or (iii) at the request of our company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity.

Subject to any restrictions in the Business Corporations Act (British Columbia), our articles permit us to indemnify any person. Our articles also permit our company to purchase and maintain insurance against any liability incurred by an individual (or his or her heirs or personal legal representatives) who (i) is or was a director, officer, employee or agent of our company, (ii) is or was a director, officer, employee or agent of another corporation at a time when the other corporation is or was an affiliate of our company, (iii) at the request of our company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity, (iv) at the request of our company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, where such liability is or was incurred by such individual as such director, officer, employee or agent or person who holds or held such equivalent position.

We maintain policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and under which coverage is provided to us with respect to payments which we may make to such directors and officers pursuant to the above indemnification provisions or otherwise.